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                                                                Exhibit 10.8a


                                August 6, 1997



Mr. Wally Vonsh
President
Champion Financial Services, Inc.
2525 East Camelback Road, Suite 1150
Phoenix, Arizona  85018

         Re:      Modification of Employment Agreement

Dear Wally:

         The purpose of this letter is to confirm the following changes we have mutually agreed to make to your existing Employment Agreement:

         1.    The Employment Agreement is assumed by Ugly Duckling Corporation.
         2.    The term of the Employment Agreement is extended to April, 2002.
         3. Your current salary will be reviewed on or before April 1, 1998, and an increase up to $200,000.00 per year will be considered, subject to profitability of the Company and approval of the Compensation Committee of the board of directors.
         4. 50,000 additional options will be granted to you on or before April 1, 1998.
         5. The term of your covenants of non-competition will be extended for three years after the expiration or termination of the Employment Agreement.

         Please acknowledge your acceptance of these changes to your Employment Agreement by signing this letter and returning it to me. If you have any questions regarding this amendment to your Employment Agreement, please talk to me or Ernie at your convenience.

                                            Cordially,

                                            /S/ Steven P. Johnson

                                            Steven P. Johnson
                                            General Counsel
SPJ:ag

Accepted August 6, 1997.
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/s/ Walter T. Vonsh
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Walter T. Vonsh